EX 99.28(e)(3)

Amended and Restated Distribution Agreement

This Agreement is amended by and between Curian Variable Series Trust (the “Trust”) and Jackson National Life Distributors LLC (“JNLD”).

Whereas, the Trust is an open-end, management investment company registered under the 1940 Act;

Whereas, JNLD is a broker-dealer registered with the Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority (“FINRA”);

Whereas, the Trust is authorized to issue shares of beneficial interest (“Shares”) in separate funds (the “Funds”), with each such Fund representing interests in a separate portfolio of securities and other assets;

Whereas, pursuant to Rule 12b-1 under the 1940 Act, the Trust has adopted a Distribution Plan (the “Distribution Plan”), under which, subject to and in accordance with the terms thereof, the Trust may use assets of the Funds to reimburse certain distribution and related service expenses that are primarily intended to result in the sale of such Funds;

Whereas, in furtherance of the purposes of the Distribution Plan, the Trust wishes to enter into a distribution agreement with JNLD with respect to the Funds listed in the current prospectus(es), which may from time to time be amended;

Whereas, the Trust is required pursuant to Section 352 of the United Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT ACT”) and regulations of the Department of Treasury thereunder to develop and implement an anti-money laundering compliance program that includes a Customer Identification Program (“AML Program”) reasonably designed to prevent the Trust from being used to launder money or finance terrorist activities, including achieving and monitoring compliance with the applicable requirements of the Bank Secrecy Act of 1970, as amended (the “Bank Secrecy Act”), and implementing regulations of the Department of Treasury;

Whereas, the Trust has no employees and does not itself conduct any operations relating to transactions with shareholders that could be the subject of an AML Program, and wishes to conduct such operations solely through its principal underwriter, JNLD;

Whereas, JNLD is itself subject to the requirement under Section 352 of the USA PATRIOT ACT to develop and implement an AML Program, and compliance with applicable regulations of the Department of the Treasury, including but not limited to the Office of Foreign Assets Control (OFAC), and JNLD has provided copies of its written policy and procedures to the Trust; and

Whereas, JNLD wishes to render the services hereunder to the Trust.

Now Therefore, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto agree as follows:

1. Appointment and Acceptance.  The Trust hereby appoints JNLD as distributor of the Shares of the Funds set forth on Schedule A on the terms and for the period set forth in this Agreement, and JNLD hereby accepts such appointment and agrees to render the services and undertake the duties set forth herein.  Notwithstanding any other provision hereof, the Trust may terminate, suspend or withdraw the offering of Shares whenever, in its sole discretion, it deems such action to be desirable.

2. General Provisions.

(a) In performing its duties as distributor, JNLD shall act in conformity with the Registration Statement of the Trust, and with any instructions received from the Board of Trustees of the Trust (the “Board of Trustees”), the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the 1940 Act, FINRA rules, and all other applicable Federal and State laws and regulations.

(b) JNLD has appointed a Chief Compliance Officer and has and will operate in compliance with the applicable requirements of FINRA Conduct Rule 3013, and shall cooperate fully with the Trust and its designated officers and Chief Compliance Officer in fulfilling the Trust’s obligations under Rule 38a-1 under the 1940 Act.  JNLD holds itself available to receive orders for the purchase or redemption of Shares and shall accept or reject orders to purchase or redeem such Shares on behalf of the Trust in accordance with the provisions of the Registration Statement, and shall transmit such orders as are so accepted to the Trust’s transfer agent promptly for processing.

(c) JNLD shall not be obligated to sell any certain number of Shares. Except as provided in this Agreement, no commission or other fee will be paid to JNLD in connection with the sale of Shares.

(d) Offering Price.  Shares shall be offered for sale at a price equivalent to the net asset value per share of that series or as otherwise set forth in the Trust’s then current prospectus(es). The Trust receives 100% of such net asset value.  On each business day on which the New York Stock Exchange is open for business, the Trust shall furnish JNLD with the net asset value of the Shares of each available series and class which shall be determined in accordance with the Trust’s then effective prospectus(es). All Shares shall be sold in the manner set forth in the Trust’s then effective prospectus(es) and statement of additional information (the “SAI”), and in compliance with applicable law.

3. JNLD Expenses.  During the term of this Agreement, JNLD shall bear all its expenses incurred in complying with this Agreement, including the following expenses:

(a) costs of sales presentations, preparation and delivery of advertising and sales literature, and any other marketing efforts by JNLD in connection with the distribution or sale of Shares;

(b) any compensation paid to employees of JNLD in connection with the distribution or sale of the Shares;

(c) JNLD may make payments to sub-agents or dealers from JNLD’s own resources, subject to the following conditions: (a) any such payments shall not create any obligation for or recourse against the Fund or any series, and (b) the terms and conditions of any such payments are consistent with the Trust’s prospectus(es) and applicable Federal and State securities laws and are disclosed in the Trust’s prospectus(es) or SAI to the extent such laws may require.

(d) Notwithstanding anything in this Agreement to the contrary, JNLD may be reimbursed for expenses or may pay for expenses incurred under this Agreement to the extent permitted by the terms of the Distribution Plan.

4.  Distribution Plan.

(a) As used herein, the term “12b-1 Fee” refers to a charge against Fund assets, as authorized under the Distribution Plan, to finance distribution and related services of the Funds, as described in the Distribution Plan.

(b) In accordance with the terms of the Distribution Plan, JNLD shall provide distribution and related services of the types contemplated under the Distribution Plan and reviewed from time to time by the Board of Trustees with respect to the Funds shown on Schedule A hereto, and may arrange for and compensate others for providing or assisting in providing such services, as described in the Distribution Plan.  The Trust, on behalf of each Fund that is subject to the 12b-1 Fee as shown on Schedule A, shall reimburse the Distributor for distribution and related service expenses incurred in promoting the sale of the Fund’s Shares at a rate of up to the 12b-1 Fee rate per annum of the average daily net assets attributable to the Funds shown on Schedule A hereto.  Each Fund shall bear exclusively its own costs of such reimbursements.  Such distribution and related service expenses shall be calculated and accrued daily and paid within forty-five (45) days of the end of each fiscal quarter of the Fund.  In no event shall such payments exceed JNLD's actual distribution and related service expenses for that quarter.

5. Reservation of Right Not to Sell.  The Trust reserves the right to refuse at any time or times to sell any of its Shares for any reason deemed adequate by it.

6. Terms and Conditions of Sales.  Shares shall be offered for sale only in those jurisdictions where they have been properly registered or are exempt from registration, and only to those groups of people which the Board may from time to time determine to be eligible to purchase such Shares.

7. Orders and Payment for Shares.  Orders for Shares shall be directed to the Fund’s Transfer Agent, for acceptance on behalf of the Fund.  At or prior to the time of delivery of any of the Trust’s Shares, JNLD shall pay or cause to be paid to the custodian of the Fund’s assets, for the Trust’s account, an amount in cash equal to the net asset value of such Shares.  Sales of Shares shall be deemed to be made when and where accepted by the Fund’s Transfer Agent.  The Fund’s custodian and Transfer Agent shall be identified in its prospectus(es).

8. Purchases for JNLD’s Own Account.  JNLD shall not purchase Trust Shares for JNLD’s own account for purposes of resale to the public, but JNLD may purchase Shares for JNLD’s own investment account upon JNLD’s written assurance that the purchase is for investment purposes and that the Shares will not be resold except through redemption by the Trust.

9. Construction of Agreement. Terms or words used in the Agreement, which also occur in the Declaration of Trust or Bylaws of the Trust, shall have the same meaning herein as given to such terms or words in the Declaration of Trust or Bylaws of the Trust.

10. Conduct of Business.  Other than the Trust’s currently effective prospectus(es), JNLD shall not issue any sales material or statements except literature or advertising which conforms to the requirements of Federal and State securities laws and regulations and which have been filed, where necessary, with the appropriate regulatory authorities.

JNLD shall comply, and shall require each dealer with whom JNLD has entered into a dealer agreement with, to comply, with the applicable Federal and State laws and regulations where Trust Shares are offered, directly or indirectly, for sale, and shall conduct JNLD’s affairs with the Trust and with dealers, brokers or investors in accordance with FINRA Conduct Rules. JNLD shall assume responsibility for the review, and clearance, of all advertisements and sales literature on behalf of the Trust.

11. Effective Date and Termination of this Agreement.  This Agreement shall become effective at the date and time that the Trust’s Registration Statement, reflecting the underwriting arrangements provided by this Agreement, shall become effective under the Securities Act, and shall, unless terminated as provided herein, continue in force for two (2) years from that date, and from year to year thereafter, provided that such continuance for each successive year is specifically approved in advance at least annually by either the Board of Trustees or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the applicable Funds of the Trust and, in either event, by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting upon such approval.  As used in the preceding sentence, the words “interested persons” shall have the meaning set forth in Section 2(a)(19) of the 1940 Act.  Sections 13 and 25 herein shall survive the termination of this Agreement.

12. Termination. This Agreement may be terminated at any time by the Trust or with respect to a particular Fund, such Fund, without the payment of any penalty by giving JNLD at least sixty (60) days’ previous written notice of such intention to terminate.  This Agreement may be terminated by JNLD at any time by giving the Trust at least sixty (60) days’ previous written notice of such intention to terminate.

13. Assignment. This Agreement shall terminate automatically in the event of its assignment.  As used in the preceding sentence, the word “assignment” shall have the meaning set forth in Section 2(a)(4) of the 1940 Act.

14. Notices.  Notices of any kind to be given to JNLD by the Trust shall be in writing and shall be duly given if mailed, first class postage prepaid, or delivered to 7601 Technology Way, Denver, CO 80237 or at such other address or to such individual as shall be specified by JNLD to the Trust. Notices of any kind to be given to the Trust shall be in writing and shall be duly given if mailed, first class postage prepaid, or delivered to One Corporate Way, Lansing, Michigan 48951 or at such other address or to such individual as shall be specified by the Trust.

15. Confidentiality.  Both parties agree to keep confidential all information (whether written or oral), ideas, techniques, and materials supplied by the other party, and shall not distribute the same to any other parties, at any time, except with the express written consent of the other party.  Both parties agree to discontinue use of and destroy, where applicable, all information, ideas, techniques, and materials supplied by the other party upon termination of this Agreement.  Both parties acknowledge that certain information made available to the other party may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act or other federal and state privacy laws and the regulations promulgated thereunder (collectively, “Privacy Laws”).  Both parties hereby agree: (a) not to disclose or use such information except as required to carry out its duties under this Agreement or as otherwise permitted by the Privacy Laws; (b) to establish and maintain procedures reasonably designed to insure the security and privacy of all such information; and (c) to cooperate with the other party and provide reasonable assistance in ensuring compliance of such Privacy Laws to the extent applicable to either party.

16. Non-Exclusivity.  The services of JNLD to the Trust under this Agreement are not to be deemed exclusive, and JNLD shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

17. Reports.  JNLD shall prepare reports for the Board of Trustees on a quarterly basis or more frequent basis showing such information as shall be reasonably requested by the Board of Trustees from time to time.

18. Independent Contractor.  JNLD shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way other than as specifically set forth herein.  It is understood and agreed that JNLD, by separate agreement with the Trust, may also serve the Trust in other capacities.

19. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

20. Governing Law.  This Agreement shall be governed by the laws of Michigan, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Exchange Act, the Securities Act, or any rule or order of the SEC or any national or regional self-regulatory organization, such as FINRA.

21. Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

22. AML Program.  JNLD agrees to implement and operate an AML Program on behalf of the Trust (“Trust AML Program”) as such Program pertains to shareholder transations effected through services provided by JNLD.  JNLD agrees that the Trust AML Program will be reasonably designed to prevent the Trust from being used for money laundering or the financing of terrorist activities and to achieve and monitor compliance with the applicable requirements of the Bank Secrecy Act and the implementing regulations of the Department of Treasury, including a Customer Identification Program. JNLD represents that in addition to its obligations to the Trust pursuant to this Agreement it has established and will maintain a written AML Program as required by FINRA Conduct Rule 3011.

23. Records.  JNLD agrees to maintain and preserve reasonable records pertaining to the implementation and operation of the Trust AML Program.  JNLD consents, upon reasonable notice, (a) to make information and records regarding the operation of the Trust AML Program available to the SEC for review and (b) to make the Trust AML Program available for inspection by the SEC and to any other regulatory agency with jurisdiction over such programs.

24. Miscellaneous.  As used herein, the terms “net asset value,” “offering price,” “investment company,” “open-end investment company,” “principal underwriter,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings set forth in the Securities Act or the 1940 Act and the Rules and Regulations thereunder and the term “assignment” shall have the meaning as set forth in the 1940 Act and the Rules and Regulations thereunder.

A copy of the Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees as Trustees, and is not binding upon any of the Trustees, officers, or shareholders of the Trust individually but binding only upon the assets and property of the Trust.

25. Indemnification.  JNLD, its officers, directors, employees, agents or affiliates will not be subject to any liability to Trust or its trustees, officers, employees, agents or affiliates for any error of judgment or mistake of law or for any loss suffered by the Trust, any shareholder of the Trust, either in connection with the performance of JNLD’s duties under this Agreement or its failure to perform due to events beyond the reasonable control of JNLD or its agents, except for a loss resulting from JNLD’s willful misfeasance, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

26.  Construction of Agreement.

(a) No provision of this Agreement is intended to or shall be construed as protecting JNLD against any liability to the Trust or to the Trust's security holders to which JNLD would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement.

(b) Terms or words used in the Agreement, which also occur in the Declaration of Trust or Bylaws of the Trust, shall have the same meaning herein as given to such terms or words in the Declaration of Trust or Bylaws of the Trust.

In Witness Whereof, the parties hereto have caused this Amendment to be executed by their officers designated below as of June 22, 2012, effective as of September 10, 2012.

Attest:		Curian Variable Series Trust

By:	/s/ Kristen K. Leeman	By:	/s/ Kelly L. Crosser
	Kristen K. Leeman	Name:	Kelly L. Crosser
	Senior Paralegal	Title:	Assistant Secretary

Attest:		Jackson National Life Distributors LLC

By:	/s Robin A. Tallman	By:	/s/ J. Douglas Townsend
		Name:	J. Douglas Townsend
		Title:	Executive Vice President, Operations

Schedule A

Fund	Maximum 12b-1 Fee
Curian Guidance – Equity 100 Fund	None
Curian Guidance – Fixed Income 100 Fund	None
Curian Guidance – Maximize Income Fund	None
Curian Guidance – Balanced Income Fund	None
Curian Guidance – Rising Income Fund	None
Curian Guidance – Moderate Growth Fund	None
Curian Guidance – Maximum Growth Fund	None
Curian Guidance – Tactical Moderate Growth Fund	None
Curian Guidance – Tactical Maximum Growth Fund	None
Curian Guidance – Institutional Alt 65 Fund	None
Curian Guidance – Institutional Alt 100 Fund	None
Curian Tactical Advantage 35 Fund	.25%
Curian Tactical Advantage 60 Fund	.25%
Curian Tactical Advantage 75 Fund	.25%
Curian Dynamic Risk Advantage – Diversified Fund	.25%
Curian Dynamic Risk Advantage – Aggressive Fund	.25%
Curian Dynamic Risk Advantage – Income Fund	.25%
Curian/American Funds® Growth Fund	.25%
Curian/AQR Risk Parity Fund	.25%
Curian/DFA U.S. Micro Cap Fund	.25%
Curian/Epoch Global Shareholder Yield Fund	.25%
Curian/FAMCO Flex Core Covered Call Fund	.25%
Curian/Franklin Templeton Frontier Markets Fund	.25%
Curian/Franklin Templeton Natural Resources Fund	.25%
Curian/Invesco Balanced-Risk Commodities Strategy Fund	.25%
Curian/Neuberger Berman Currency Fund	.25%
Curian/Nicholas Convertible Arbitrage Fund	.25%
Curian/PIMCO Credit Income Fund	.25%
Curian/PineBridge Merger Arbitrage Fund	.25%
Curian/The Boston Company Equity Income Fund	.25%
Curian/The Boston Company Multi-Alpha Market Neutral Equity Fund	.25%
Curian/Van Eck International Gold Fund	.25%